EXHIBIT 16.3

July 22, 2004

Securities and Exchange
Commission 450 5th Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on July 22, 2004, to be filed by our former client, Income Opportunity Realty Investors, Inc. We agreed with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,

/s/ Farmer, Fuqua & Huff, P.C.

Farmer, Fuqua & Huff, P.C.